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                                                                    EXHIBIT 10.3

                                 THIRD AMENDMENT
                                       TO
                     ACQUISITION AND PARTICIPATION AGREEMENT

         THIS THIRD AMENDMENT TO ACQUISITION AND PARTICIPATION AGREEMENT ("Amendment") is entered into as of February 28, 2003 by and among, MRD Gaming, LLC, a California limited liability company ("MRD"), Lakes Cloverdale, LLC, a Minnesota limited liability company ("Lakes Cloverdale"), and Lakes Corning, LLC, a Minnesota limited liability company ("Lakes Corning").

                                    RECITALS

     A. MRD, Lakes Cloverdale and Lakes Corning are parties to that certain Acquisition and Participation Agreement, dated August 7, 2000, originally entered into between MRD and Lakes Gaming and Resorts, LLC ("Lakes Resorts") as amended on October 12, 2000 and October 11, 2001 (as amended, the "Acquisition Agreement"). Lakes Resorts assigned its rights under the Acquisition Agreement to Lakes Corning and Lakes Cloverdale, pursuant to an Assignment and Assumption Agreement dated October 12, 2000.

     B. Pursuant to the terms of the Acquisition Agreement, MRD and Lakes Cloverdale became the sole members of Pacific Coast Gaming -- Santa Rosa, LLC, a Minnesota limited liability company ("Cloverdale JV"). MRD and Lakes Corning became the sole members of Pacific Coast Gaming -- Corning, LLC, a Minnesota limited liability company ("Corning JV"). Corning JV and Cloverdale JV were both formed for the purpose of financing casinos on Indian lands.

     C. Corning JV entered into a series of agreements with the Paskenta Band of Nomlaki Indians of California (the "Tribe") relating to the financing and construction of a casino project near Corning, California. Corning JV then terminated its relationship with the Tribe pursuant to that certain Termination Agreement of Project Funding and Loan Agreement and Related Project Transaction Documents between the Corning JV and the Tribe dated October 11, 2001 (the "Termination Agreement").

     D. Due to the termination of the casino project in Corning, California, the parties intend to wind up the business of Corning JV, assign certain assets from Lakes Corning to Lakes Cloverdale, assign Corning JV's rights under the Termination Agreement to MRD and Lakes Cloverdale, and dissolve Corning JV and Lakes Corning.

     E. Certain debt of Corning JV under the Corning Project Development Loan (as defined in the Acquisition Agreement) remains outstanding, and Cloverdale


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              JV shall assume liability for such debt pursuant to the terms of the Guaranty executed by Cloverdale JV in favor of Lakes Corning dated October 12, 2000, as assigned to Lakes Cloverdale and amended on February 28, 2003 (the "Guaranty").

     F. To facilitate the assignment of such rights and the dissolution of Corning JV and Lakes Corning, the parties desire to enter into the following amendment of the Acquisition Agreement.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the mutual promises of the parties hereto, and the mutual benefits to be gained by the performance hereof, the parties hereto agree to amend the Acquisition Agreement as follows:

         1. CAPITALIZED TERMS. Capitalized terms used herein and not defined shall have the meaning set forth in the Acquisition Agreement. The Acquisition Agreement, as amended by this Amendment, shall be referred to as the "Agreement."

         2. DEFINITION OF NET CASH FLOWS. Section 9 -- The first sentence of the second paragraph of Section 9 of the Agreement is deleted and replaced with the following:

         "Net Cash Flows" with respect to a Project Company shall mean the net sum of the following, as reasonably determined in good faith by the governing body of the Project Company: (a) gross variable and fixed lease fees (as defined in its Project Contracts) received by the Project Company; plus (b) loan payments and all other fees, amounts and payments received by the Project Company from the applicable Tribe under its Project Contract or otherwise with respect to its Project; plus (c) repayments received by the Project Company on any advances it made to the other Project Company in the form of payments to Lakes of amortized loan amounts due from the other Project Company to Lakes under the Project Companies Loan or a Project Development Loan; plus
         (d) any other cash revenues received by the Project Company without any obligation to repay; less (e) franchise fees, third party financing costs and other expenses paid to third parties; less (f) Overhead Fees paid as described in Section 10; less (g) Project Manager Costs paid as described in Section 11; less (h) payments of amortized amounts due Lakes on the Project Development Loan and that portion of the Project Companies Loan due Lakes from the Project Company; less (i) repayments made by the Project Company on any advances it received from the other Project Company in the form of payments to Lakes of amortized loan amounts due from the Project Company to Lakes under the Project Companies Loan or a Project Development Loan, and less (j) payments required to be made by Cloverdale Project Company to Lakes Corning, LLC (or its successors) under any guaranty with respect to any loans owing by the Paskenta Project Company to Lakes Corning, LLC."


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         3.       OVERHEAD FEES. Section 10 -- The final sentence of the third paragraph of the Agreement shall be replaced with the following:

         "Notwithstanding the foregoing, upon the occurrence of any payment default under any MRD Loans, Project Company Loans, or Project Development Loans, or under the Guaranty by any Project Company of the other Project Company's debt (except the default existing as of February 28, 2003 of Corning JV with respect to its failure to pay the past due amounts under the Corning Project Development Loan, but not including any future default by Cloverdale JV in the repayment of such debt pursuant to the terms of the Guaranty), any Overhead Fees or other amounts thereafter payable to MRD by the Project Companies shall be paid to Lakes as payment on such loans until the payment defaults have been cured."

         4. PROJECT MANAGER COSTS. Section 11 -- Add the following new paragraph at the end of Section 11 of the Agreement:

         "Notwithstanding the foregoing, upon the occurrence of any payment default under any Project Development Loans, Project Company Loans or MRD Loans, or under the Guaranty by any Project Company of the other Project Company's debt (except the default existing as of February 28, 2003 of Corning JV with respect to its failure to pay the past due amounts under the Corning Project Development Loan, but not including any future default by Cloverdale JV in repayment of such debt pursuant to the terms of the Guaranty), and until such default is cured, Lakes shall have no further obligation to advance funds to either Project Company for Project Company Costs, and payments to Lakes of amounts due under any Project Development Loans and any Project Company Loans shall be made prior to any payment of Project Company Costs."

         5. ACCELERATION OF DEBT UNDER GUARANTY. Section 13 -- Replace the first sentence of the fourth paragraph of Section 13 of the Agreement with the following:

         "With respect to either of the Projects, Lakes shall have the option, in its sole discretion, to cease further funding of that Project, cause the liquidation of the Project Company responsible for that Project, accelerate payment of the Project Companies Loans, the Project Development Loan and any of the MRD Loans applicable to that Project, and accelerate payment of any amounts owed by such Project Company pursuant to the Guaranty by such Project Company of the other Project Company's debts to Lakes, if any of the following events occurs with respect to that Project: (a) any Gaming Approval required by applicable law for the Paskenta Project shall not have been received by the Paskenta Tribe by May 1, 2001; (b) the Paskenta Trust Designation shall not have been completed by May 1, 2001, and Lakes shall have determined (in its sole discretion) that the Paskenta Trust Designation is not reasonably expected to be completed within a short time thereafter on terms reasonably acceptable to Lakes; (c) any Gaming Approval required by applicable law for the Cloverdale Project shall not have been received

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         by the Cloverdale Tribe by December 31, 2002; (d) a Trust Designation
         shall not have been completed by December 31, 2002, for any additional land that is to be acquired by the Cloverdale Tribe, is necessary for the Cloverdale Project and is required by applicable law to be subject to a Trust Designation; (e) a legally binding commitment for Outside Financing, subject only to conditions mutually acceptable to Lakes and MRD (as provided above), is not obtained on the terms specified above for the Project within six (6) months after the later of (i) the completion of all Trust Designations required by applicable law for land necessary for the Project, and (ii) the Tribe's receipt of all Gaming Approvals required by applicable law for the Project; (f) any such commitment for Outside Financing has been obtained, but is terminated for any reason other than a Lakes Default (as defined in Section 19), before the permanent Project casino is substantially completed and equipped, unless substitute Outside Financing is obtained before any material Project Company default occurs under the Project Contracts and is not waived by the Tribe; (g) the Tribe terminates any of its Project Contracts, or fails or refuses to perform any material obligation thereunder, for any reason other than a Lakes Default (as defined in Section 19), with the result that the Project is no longer commercially feasible for the applicable Project Company; or (h) the Project's temporary casino is not opened for public gaming by December 31, 2001."

         6. CAPITALIZED INTEREST. Notwithstanding any contrary terms set forth in the Acquisition Agreement or any related documents, interest which accrues on the Cloverdale Project Development Loan and Cloverdale Project Company Loans prior to the date when the Cloverdale Project is first open for gaming to the general public shall be capitalized and added to the principal balance outstanding.

         7. DISSOLUTION OF CORNING JV. Pursuant to Section 13 of the Acquisition Agreement, the parties hereby desire, acknowledge and agree that the Corning JV shall be terminated and its assets, if any, shall be distributed to MRD and Lakes Corning, as members, in accordance with the terms of the Acquisition Agreement and the organizational documents of Corning JV, including, without limitation, an assignment of rights by Corning JV to each have MRD and Lakes Corning of Corning JV's rights under the Termination Agreement. In addition, MRD acknowledges that Lakes Corning intends to dissolve and in connection therewith consents to such dissolution and the assignment of any of its rights and assets to Lakes Cloverdale, including, without limitation, the assignment of Lakes Corning's rights under the Guaranty and the Paskenta Project Development Loan.

         8. RELEASE. MRD and Cloverdale JV hereby release each of Corning JV and Lakes Corning, and Corning JV and Lakes Corning hereby release MRD, from any obligation or claim arising from or relating to the Acquisition Agreement and related documents, or the transactions contemplated thereby or related thereto, including without limitation, any indemnification or contribution rights and claims that Cloverdale JV may now or hereafter have against Corning JV with respect to the Guaranty.


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         9.       NO WAIVER. Except for the event of default expressly
referenced in Sections 3 and 4 hereof, neither Lakes Resorts, Lakes Corning nor Lakes Cloverdale waive any rights under the Agreement or any related documents with respect to any past, continuing or future default by MRD, Corning JV or Cloverdale JV.

         10. FURTHER ASSURANCES. Each of the parties hereto agree to take any further actions and execute any additional documents reasonably necessary to effectuate the intents and purposes of this Amendment, including, without limitation, any actions necessary to cause Cloverdale JV to execute and deliver the Guaranty to Lakes Cloverdale, written action of the members of Corning JV approving the dissolution of such company, the assignment by Corning JV to MRD and Lakes Corning of its rights under the Termination Agreement, and any related documents.

         11. RATIFICATION. Except as expressly modified in this Amendment, the Acquisition Agreement is hereby ratified and confirmed in all respects.

         12. COUNTERPART SIGNATURES / FACSIMILES. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which, taken together, shall constitute one document. Faxed signatures shall be deemed originals.



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         IN WITNESS WHEREOF, the parties hereto have entered into this Amendment as of the date first set forth above.

MRD GAMING, LLC


By:   /s/ Matthew R. Daly
    ----------------------------------------
Name: Matthew R. Daly
Its:  Chief Manager


LAKES CORNING, LLC

By:   /s/ Timothy J. Cope
    ----------------------------------------
Name: Timothy J. Cope
Its:  Chief Financial Manager


LAKES CLOVERDALE, LLC

By:   /s/ Timothy J. Cope
    ----------------------------------------
Name: Timothy J. Cope
Its:  Chief Financial Manager




(Signature page for Third Amendment to Acquisition and Participation Agreement.)